                                                                 Exhibit 99(vi)

                         UNITED STATES BANKRUPTCY COURT
                         FOR THE DISTRICT OF CONNECTICUT

In re:                                 )    CHAPTER 11
                                       )
POWER DESIGNS, INC. and                )    CASE NOS. 98-50117 & 98-50118
PDIXF ACQUISITION CORPORATION          )    (JOINTLY ADMINISTERED)

                                       )
                                       )
                DEBTORS-IN-POSSESSION  )

                      AMENDED DISCLOSURE STATEMENT FOR THE
                    AMENDED PLAN OF REORGANIZATION FOR POWER
                 DESIGNS, INC. AND PDIXF ACQUISITION CORPORATION
                 -----------------------------------------------

1.       INTRODUCTION

         This is the Disclosure Statement(1) for the Amended Plan of Reorganization for Power Designs, Inc. and PDIXF Acquisition Corporation (the "Plan") proposed by Power Designs, Inc. and PDIXF Acquisition Corporation (referred to hereinafter individually as "PDI" and "PDIXF" respectively, and collectively referred to as the "Debtors"). The Debtors submit this Disclosure Statement for the Amended Plan of Reorganization for Power Designs, Inc. and PDIXF Acquisition Corporation (the "Disclosure Statement") pursuant to Section 1125 of the United States Bankruptcy Code, 11 U.S.C. Section 101 ET SEQ. (the "Code"). This Disclosure Statement is to be used

--------
(1) Unless otherwise defined herein, capitalized terms used herein have the meanings ascribed to such terms in the Plan. PDI has also filed its annual and various periodic reports required by the SEC, including 10K, 10Q and 8K Reports. This information is available to any person upon request.

in connection with the solicitation of acceptances of the Plan. A copy of the Plan is attached hereto as Exhibit A.

2.       NOTICE TO HOLDERS OF CLAIMS

         The purpose of this Disclosure Statement is to enable you, as a Creditor whose Claim is impaired, to make an informed decision in exercising your right to accept or reject the Plan.

THIS DISCLOSURE STATEMENT CONTAINS IMPORTANT INFORMATION THAT MAY BEAR UPON YOUR DECISION TO ACCEPT OR REJECT THE PLAN OF REORGANIZATION PROPOSED BY THE DEBTORS. PLEASE READ THIS DOCUMENT WITH CARE.

         After notice and a hearing, the Bankruptcy Court entered an order pursuant to Section 1125 of the Code approving this Disclosure Statement as containing information of a kind, and in sufficient detail, adequate to enable a hypothetical, reasonable investor typical of the solicited Classes of Claims to make an informed judgment with respect to the acceptance or rejection of the Plan.

APPROVAL OF THIS DISCLOSURE STATEMENT BY THE BANKRUPTCY COURT DOES NOT CONSTITUTE A DETERMINATION BY THE BANKRUPTCY COURT OF THE FAIRNESS OR MERITS OF THE PLAN OR OF THE ACCURACY OR COMPLETENESS OF THE INFORMATION CONTAINED IN THIS DISCLOSURE STATEMENT.

         Each holder of a Claim entitled to vote to accept or reject the Plan should read the Disclosure Statement and the Plan in their entirety before voting. No solicitation of votes to accept or reject the Plan may be made except pursuant to this Disclosure Statement and Section 1125 of the Code.

         If you do not vote to accept the Plan, you may still be bound by the Plan.

         TO BE SURE YOUR BALLOT IS COUNTED, YOUR BALLOT MUST BE RECEIVED BY DEBTORS' COUNSEL NO LATER THAN 5:00 P.M., ON THE DATE SET BY THE BANKRUPTCY COURT. WHEN YOU RETURN YOUR BALLOT, YOU SHOULD INDICATE ON THE BALLOT FORM THE CLASS OR CLASSES IN WHICH YOUR CLAIMS ARE CLASSIFIED AND DESIGNATE THE DEBTOR AGAINST WHICH YOU ARE MAKING YOUR CLAIM BY MARKING THE APPROPRIATE SPACE PROVIDED ON YOUR BALLOT FOR SUCH PURPOSE. For detailed voting instructions and the names and addresses of the persons you may contact if you have questions regarding the voting procedures, see "Voting Procedures and Requirements - Parties-In-Interest Entitled to Vote."

         Pursuant to Section 1128(a) of the Code, the Bankruptcy Court has scheduled a hearing to consider Confirmation of the Plan (the "Confirmation Hearing") in the Bankruptcy Court at 915 Lafayette Boulevard, Bridgeport, Connecticut, on the date and time set forth in the order approving this disclosure statement..

3.       HISTORY OF THE DEBTORS AND EVENTS LEADING UP TO CHAPTER 11 CASE

         3.1      GENERAL INFORMATION ABOUT THE DEBTORS.

         PDI was organized on July 7, 1952 under the laws of the State of New York. PDI was subsequently reincorporated in Delaware in August of 1997. PDI's common stock, $.0001 par value (the "Old PDI Common Stock") is registered under
Section 12(g) of the Securities Exchange Act of 1934, as amended. The PDI Common Stock is traded on the NASDAQ Bulletin Board. In October 1996 PDI created a new class of Class A Convertible Preferred Stock (the "Old PDI Preferred Stock") with a par value of $.01 per share. Since its inception, PDI has been engaged in the design and manufacture of electronically controlled power sources and other electronic devices used in the operation of electronic equipment. The power supplies produced by the Debtors are connected to primary sources, such as commercial power lines, and serve to transform, rectify, regulate or condition the source of power. The equipment manufactured by the Debtors is used by industry, scientific research and medical equipment manufacturers for such applications as lab research, radar systems, data gathering, well logging and general computers based applications, as well as in other related areas. The Debtors' new product line (the "UPS Product") is specifically designed to provide constant, high reliability output voltage and frequency under varied and severe input power condition, including total elimination of the input power source. The Debtors' customers include private companies, government agencies and educational institutions, both within and outside of the United States.

         There are approximately five hundred companies in the country who manufacture one or more competitive products. To differentiate itself, the Debtors strive to maintain a reputation for excellent quality and reliability. No one customer of the Debtors accounts for ten percent or more of the Debtors' business.

         3.2 VENTURE PARTNERS RETAINED TO ASSIST PDI IN NEGOTIATIONS WITH TRADE CREDITORS AND IRS.

         Venture Partners Ltd. ("VPL") is a Connecticut corporation engaged in investment banking and management consulting services. Gary Laskowski and Jonathan Betts are officers and directors of VPL. In October 1991 PDI engaged VPL to assist PDI in negotiating an out of court workout with the Internal Revenue Service ("IRS") and PDI's trade creditors and to provide necessary working capital to ensure the continued viability of PDI. PDI paid VPL a fee of $10,000.00 for this engagement. VPL was successful in negotiating an out of court workout with PDI's trade creditors. However, after nearly a year of discussions with the IRS, VPL was unable to negotiate a settlement with the IRS. Thereafter, on October 16, 1992, PDI filed for protection under Chapter 11 of the Bankruptcy Code in the Eastern District of New York as Case No.892-85769-478 (the "First PDI Bankruptcy").

         3.3      THE FIRST PDI BANKRUPTCY PROCEEDING.

At the commencement of the First PDI Bankruptcy, the primary shareholders of the Old PDI Common Stock consisted of the following persons: Sandra Roth (23.66%), Melvin Becker (23.67%) and Jeri Fink (23.67%). The balance of the Old PDI Common Stock, approximately

29%, was widely held by approximately 900 persons.

         During the First PDIF Bankruptcy, the court authorized Melvin Becker, a director and principal shareholder of PDI (or his designee), to provide up to $100,000.00 of post-petition financing to PDI. Pursuant to this order, VPL, as Becker's designee, provided $60,000.00 of post-petition financing to PDI. On June 7, 1993, a subsequent motion authorizing VPL to provide $250,000.00 in post-petition financing was filed in June, 1993, but later withdrawn. On June 30, 1993, PDI filed its Amended Plan of Reorganization (the "First PDI Plan").

         3.4      CONFIRMATION AND EXIT FINANCING.

         The First PDI Plan was confirmed on January 31, 1994. Upon the consummation of the First PDI Plan, VPL arranged for a $130,500 loan to be made to PDI and for the factoring of PDI's accounts. The loan was provided by VPL, as agent for four individuals, David Smith, Bruce MacDonald, Thomas O'Grady and Sam Occhipinti as Trustee for his father-in-law (the "Term Note"). The Term Note provided for interest only during the first year and thereafter principal payments of $1,900 per month with a balloon payment of $84,900 due on June 1, 1997. The Term Note was secured by a lien on substantially all of the assets of PDI. The Term Note was paid off in October 1996. The factoring was provided by Inverness, a commercial finance company controlled by Laskowski and Betts. The factoring arrangement with Inverness continued until the time of the Penril Acquisition when the factoring arrangement was terminated and replaced by various revolving credit agreements with Inverness.

         3.5      EQUITY OWNERSHIP OF PDI UPON CONSUMMATION OF THE FIRST PDI
                  PLAN.

         As provided in the First PDI Plan, the then holders of the Old PDI Common Stock retained their equity interests in PDI albeit subject to the dilution resulting from the issuance of 810,716 shares (40%) of Old PDI Common Stock to VPL. VPL also acquired 407,240 additional shares of Old PDI Common Stock from Mr. Becker and Ms. Roth. As a result of these transactions, VPL held approximately sixty percent (60%) of the Old PDI Common Stock. VPL has transferred all of its holdings in PDI as follows:

------------------------------- -----------------------------------------------------------------
  DATE OF TRANSFER                            AMOUNT AND IDENTITY OF TRANSFEREE
------------------------------- -----------------------------------------------------------------
          09/30/95              1,072,028 shares to Millenia Capital Holdings LLC ("Millenia")
------------------------------- -----------------------------------------------------------------
          09/30/95              145,928 (36,482 shares to each of MacDonald and Occhipinti, and
                                50,637 to each of Smith and O'Grady)
------------------------------- -----------------------------------------------------------------
          09/15/97              149,468 shares to Bril Corp. for $25,000
------------------------------- -----------------------------------------------------------------

Millenia is a Connecticut limited liability company affiliated with Laskowski and Betts. Bril Corp. is a Connecticut corporation owned in part by Laskowski and Betts.

         3.6 POST CONSUMMATION LOANS FROM INVERNESS - FIRST REVOLVING LOAN AGREEMENT WITH INVERNESS.

         On January 16, 1995, Inverness and PDI entered into a Revolving Loan Agreement wherein Inverness agreed to provide a $100,000 line of credit to PDI (the "First Revolving Loan"). The First Revolving Loan was in addition to the factoring being provided by Inverness. The First Revolving Loan was secured by a Lien on substantially all of PDI's assets. The First Revolving Loan was amended on a number of occasions as follows:

             ---------------------------- ----------------------------- ------------------------------
                                                  INCREASE IN                   EXTENSION OF
                  DATE OF AMENDMENT             LOAN AMOUNT TO:                 DUE DATE TO:
             ---------------------------- ----------------------------- ------------------------------
                      05/31/95                                $200,000            12/29/95
             ---------------------------- ----------------------------- ------------------------------
                      08/31/95                                 275,000                -
             ---------------------------- ----------------------------- ------------------------------
                      12/14/95                                 300,000            03/29/96
             ---------------------------- ----------------------------- ------------------------------
                      01/29/96                                 400,000            04/30/96
             ---------------------------- ----------------------------- ------------------------------
                      06/20/96                                 700,000            12/30/96
             ---------------------------- ----------------------------- ------------------------------
                      07/29/96                               1,200,000                -
             ---------------------------- ----------------------------- ------------------------------
                      09/18/96                               1,500,000                -
             ---------------------------- ----------------------------- ------------------------------

The balance due under the First Revolving Loan, $1,418,556.92, was paid on October 15, 1996 from the proceeds of financing obtained in connection with the Penril Acquisition.

         3.7      PENRIL ACQUISITION.

         On October 11, 1996, PDIXF Acquisition Corp., as purchaser, and the wholly owned subsidiary of PDI, entered into an Asset Purchase Agreement with Technipower, Inc. ("TPI"), Constant Power, Inc. ("CPI"), and Penril Datacomm Networks, Inc. ("Penril"), the parent company to TPI and CPI (collectively, TPI, CPI and Penril are referred to as the "Seller"), to acquire all of the assets employed in "Variac" auto-transformers, the "Mil Spec" power supply and the UPS/PLC AC power protection businesses conducted by TPI and CPI. The assets purchased included machinery, equipment, inventories, accounts, intangible assets and technology. The purchase price for the assets was approximately $4,400,000, of which a portion, $1,694,085, was paid in cash and the balance, $2,750,000, was paid by the issuance of a short-term promissory note to the Seller. PDIXF also assumed certain liabilities, principally trade debt, in the amount of approximately $575,500.00 and employee accrued vacation of approximately $69,000.00. Additionally, PDIXF agreed to pay the Seller a two percent (2%) royalty on all sales of UPS/PLC products for the period from September 30, 1997 through June 30, 2001. The Seller is also referred to hereinafter as "Hayes." PDIXF claims substantial offsets against Hayes, thereby substantially reducing the net amount of the Seller Note, as defined hereinafter.

         3.8      FINANCING THE PENRIL ACQUISITION AND RETIREMENT OF EXISTING
DEBT.

         The acquisition of the assets from TPI and CPI, related working capital needs associated therewith and the retirement of existing indebtedness was financed through three primary sources: seller financing, additional borrowing from Inverness and the issuance by PDI of subordinated promissory notes.

                  (a).     SELLER FINANCING.

         As part of the purchase, PDIXF executed a promissory note payable to TPI and CPI jointly in the original principal amount of $2,750,000 (the "Seller Note"). The Seller Note was payable in full on December 31, 1996. Interest was payable at "Prime Rate" plus two percent (2%). The Seller Note was guaranteed by PDI and secured by a second lien on PDIXF's assets, subject to substantial offsets claimed by PDIXF.

                  (b).     INVERNESS LOANS TO PDI AND PDIXF.

         Inverness and PDI entered into a Loan Agreement and Revolving Credit
Note in the original principal amount of $1,000,000 (the "PDI Note"). The PDI Note was due and payable in full on April 1, 1998 unless demand was made sooner. The PDI Note provided for interest at the rate of eighteen percent (18%) per annum. On November 27, 1996, the borrowing limit under the PDI Note was increased to $1,500,000. The PDI Note was secured by a lien on all of PDI's assets. Additionally, Inverness and PDIXF entered into a Loan

Agreement and Revolving Credit Note in the original principal balance of $1,500,000 (the "PDIXF Note"). The PDIXF Note was also due April 1, 1998 unless demand was made sooner. The PDIXF Note provided for interest at the rate of eighteen (18%) percent per annum. The PDIXF Note was secured by a first lien on all of PDIXF's assets. During the fiscal year ending June 30, 1997, the Debtors paid Inverness fees totaling $100,000 in connection with it various loan agreements.

                  (c).     SUBORDINATED PROMISSORY NOTES.

         In October, 1996, PDI also issued Subordinated Promissory Notes (the "PDI Subordinated Notes") as follows:

                          ------------------------------ --------------------------------------------
                                                                           ORIGINAL PRINCIPAL AMOUNT
                          ------------------------------ --------------------------------------------
                          Equitas L.P.                                                   $700,000.00
                          ------------------------------ --------------------------------------------
                          Lois Horn                                                       140,000.00
                          ------------------------------ --------------------------------------------
                          Antoinette Rose                                                 160,000.00
                          ------------------------------ --------------------------------------------
                          Thomas O'Grady                                                   29,215.38
                          ------------------------------ --------------------------------------------
                          David H. Smith II                                                29,215.38
                          ------------------------------ --------------------------------------------
                          Bruce MacDonald                                                  12,984.62
                          ------------------------------ --------------------------------------------
                          Dennis
                          and Terri Nesta                                                  16,000.00
                          ------------------------------ --------------------------------------------

                          ------------------------------ --------------------------------------------

                          ------------------------------ --------------------------------------------
                          Total                                                        $1,087,415.83
                          ------------------------------ --------------------------------------------

(Collectively, the above listed individuals are referred to as "Sub-Noteholders"). The PDI Subordinated Notes provided for quarterly interest payments at the rate of eight percent (8%) per annum. The PDI Subordinated Notes were due October 31, 2001. Additionally, the Sub-Noteholders acquired 316,743 shares of Old PDI Preferred Stock and warrants to acquire 416,749 shares of Old PDI Common Stock for aggregate consideration of $271,853.02.

         The seller financing, the Inverness loans and PDI Subordinated Notes totaled approximately $6,609,000 in aggregate. The proceeds of these financings were used to satisfy the purchase price of approximately $4,400,000, retire existing indebtedness of $1,490,000, pay costs and expenses associated with the acquisition of $260,000, including $147,950 paid to VPL, and provide general working capital.

         3.9      DEFAULT ON THE SELLER NOTE.

         The principal amount of the Seller Note was not repaid when due (December 31, 1996), thereby placing PDIXF in default. On March 10, 1997 the Debtors and Hayes executed a forbearance agreement (the "Forbearance Agreement"), which required the Debtors to make payments of $50,000 per week totaling $200,000 prior to March 21, 1997, a payment of $500,000 on or before April 14, 1997, and a balloon payment equal to the remainder due on or before May 31, 1997. All payments required under the Forbearance Agreement prior to April 29, 1997 were made in full.

         On April 29, 1997, the Debtors and Hayes entered into a modification agreement (the "Modification Agreement"), which created a new payment schedule under the Forbearance Agreement. The Modification Agreement required the Debtors to pay Hayes $400,000 on April 30, 1997, $50,000 on each of May 5, May 12 and May 19, 1997, $300,000 on May 30, 1997, and the remainder due under the Term Note on July 31, 1997.

         Hayes subsequently agreed to permit the Debtors to make payments of $100,000, $50,000, $75,000 and $75,000 on May 30, 1997, June 4, 1997, June 10,
1997 and June 20, 1997, respectively, in lieu of the $300,000 payment due on May 30, 1997. As of June 10, 1997, the Debtors were current on their obligations under the terms of the Forbearance Agreement, as modified. Subsequent to June 10, 1997, the Debtors remained current on interest amounts due to Hayes, but were unable to repay the $980,000 outstanding principal obligation due on July 31, 1997.

         3.10 CONSULTING AGREEMENT WITH VPL. On October 8, 1996, PDI and VPL entered into a consulting agreement whereby VPL would provide certain services for a fee of $10,600 per month (including applicable taxes) and the reimbursement of out-of-pocket expenses. Pursuant to this agreement, VPL has been paid $138,246.74 ($107,255 in fees and $30,991.74 in expenses). The last payment received by VPL under this agreement was $5,000 on August 5, 1997. Additionally up to the Petition Date, VPL had accrued an additional $124,422.77.

         3.11     ADDITIONAL INVERNESS LOAN.

         On December 31, 1996, Inverness and PDIXF entered into a Second Loan Agreement and Revolving Credit Note (the "Second PDIXF Note"). The Second PDIXF was originally for $1,000,000. The amount available under the Second PDIXF Note was increased as follows:

                                    -------------------- -----------------
                                    DATE                     INCREASE TO:
                                    -------------------- -----------------
                                    3/20/97                    $2,000,000
                                    -------------------- -----------------
                                    6/21/97                    $3,000,000
                                    -------------------- -----------------
                                    11/5/97                    $5,000,000
                                    -------------------- -----------------

         3.12     INVERNESS LEASE.

         In addition to the various loans provided by Inverness to the Debtors, Inverness entered into three (3) leases with PDIXF, each dated December 31, 1996, and covering specific items of equipment. Each lease had a term of eighteen (18) months and provided for an automatic renewal unless there was ninety (90) days prior written notice of cancellation before the automatic renewal date. Collectively, the three leases provide for monthly payments during the initial term of $14,178.03 per month and $4,369.05 per month for the renewal period.

The equipment being leased to PDIXF pursuant to the three (3) leases cost Inverness approximately $175,000. Inverness has agreed to a suspension of payments under the leases until the Debtors or Reorganized PDI makes a decision as to whether any of the equipment will be maintained by the Debtors in connection with the UPS products. PDI has recorded an obligation of $138,726.23 on its books.

         3.13     HAMPSHIRE SECURITIES AND THE BRIDGE LOANS.

         In January of 1997 PDI obtained an underwriting letter from Hampshire Securities Corporation ("HSC") whereby HSC agreed, on a best efforts basis, to raise a minimum of $6.0 million in a secondary offering of the old PDI Common Stock. As part of this agreement, Hampshire also agreed to provide twenty percent of a $3.0 million private placement (the "Bridge Loan"), the proceeds of which would be used to pay off the Seller Note. HSC provided $925,000 of the Bridge Loan and PDI raised $1,000,000. Substantially all of the Bridge Loan (net of expenses) was used to reduce the Debtors' obligations under the Seller Note.

         In June of 1997, in part to meet its final obligation to Hayes ($1,000,000), and in part to provide additional working capital, the Debtors authorized the issuance of additional bridge securities in an amount of no more than $3.0 million. HSC provided the Debtors verbal assurances that it would provide a substantial part of this bridge. However, in late July, 1997, HSC declined to participate in a second bridge.

         3.14     THE DIRECTOR RELATED LOANS.

         In October of 1997, Equitas ($50,000), Robert Sparacino ($100,000), Bril Profit Sharing Plan ($25,000) and Bril Money Purchase Plan ($25,000) made loans to PDI and in December, 1997 Mr. Sparacino loaned PDI an additional $113,000 (collectively the "Director Loans"). The balance due on the Director Loans as of the Petition Date was $319,398.06.

         3.15     OPERATIONS OF PDI PRIOR TO PENRIL ACQUISITION.

         PDI was not profitable on a yearly basis prior to and subsequent to its emergence from the First PDI Bankruptcy due to the low volume of its sales. PDI's strategy was to pursue acquisitions which were consistent with the PDI power supply businesses and which would contribute to profit and non-manufacturing overhead. PDI evaluated a number of potential acquisitions, one of which was pursued and abandoned due to information gleaned as part of the PDI due diligence process. Ultimately, the acquisition of the TPI and CPI assets occurred in October, 1996.

         3.16     UPS TECHNOLOGY - THE RAMP UP - THE INVESTMENT.

         The UPS/PLC product line incorporated new technology, sophisticated control, numerous customer benefits and a large international market growing at more than fifteen percent per year. The Debtors' acquisition of this product line was complimentary to PDI's existing technology and provided numerous avenues for cross selling of multiple products.

         Subsequent to the Penril acquisition, the Debtors discovered a number of manufacturing and production problems related to the UPS/PLC product lines. These problems became more severe as the Debtors began ramping up shipments in early 1997. As a result of these problems, shipments were halted in early 1997. The Debtors addressed each problem and shipments of the UPS/PLC products were resumed in early April 1997.

         In late April of 1997, the Debtors obtained certain sophisticated automatic test equipment to allow the manufacture of higher volumes of the UPS/PLC products. As this equipment came on line in the summer of 1997, a number of additional problems were discovered. The Debtors stopped shipments of its products again and devoted substantial energy and resources to solving these reliability problems. To correct these problems, significant operating funds were expended over the course of calendar year 1997. In order to finance these operating expenditures, the Debtors' senior lender, Inverness, increased its revolving credit facilities with the Debtors and the maximum aggregate availability under its various revolving credit facility was increased ultimately to $8,000,000. As of the Petition, Inverness was owed $7,259,019(2) in aggregate from the Debtors.

--------
(2) This amount excludes the Inverness Leases ($138,726.23).

         3.17     OPERATIONS OF PDI AND PDIXF COMBINED.

         The Debtors were unable to raise additional funds during the late Summer and Fall of 1997 and were, thereby, forced to make a number of reductions in personnel and expense in multiple rounds in May, August, November and December of 1997. The Debtors' employee base decreased from a high of 69 in April of 1997 to approximately 30 by mid-December of 1997.

         3.18     SHUT DOWN OF OPERATION.

         During the last two weeks of December 1997, the Debtor's employees were furloughed for the holidays. Debtors were unable to obtain financing to continue operations at the expiration of the holiday furlough (approximately January 5, 1998). The Debtors decided to extend the furlough while the Debtors arranged for the filing of their respective Chapter 11 cases. On January 22, 1998 the Debtors filed for protection under Chapter 11. Upon commencement of the bankruptcy cases by the Debtors, certain employees returned to work and the Debtors recommenced operations.

4.       THE BANKRUPTCY CASES

         4.1      OPERATIONS POST-PETITION.

         The Debtors reopened their doors upon the filing of the Chapter 11 cases. Although the Debtors had been closed for nearly three weeks, core product customers were extremely pleased that the Debtors had not closed permanently. Post-petition Debtors have focused substantially all of their efforts in meeting core product demand (non-UPS product). The Debtors have hired back all key personnel required to service and ship core products, in total consisting of about 25 persons.

         Although initial costs associated with the Chapter 11 bankruptcy were substantial, the Debtors posted a cash profit for February through December, 1998 and for January through September, 1999. Further, the Debtors have initiated a program to re-establish a strong relationship with its core product customers through customer surveys, on site visits, responsive shipments and strong customer communications.

         During the period from January 22, 1998 through April 1998, the Debtors received new orders for core products of approximately $790,000 and shipped in excess of $794,000 in goods. For the period from May, 1998 through December, 1998, the Debtors received new orders for core products of approximately $1,926,297 and shipped approximately $2,080,071 in goods. For the period from January, 1999 through June, 1999. the Debtors received new orders for core products of approximately $1,470,280 and shipped approximately $1,284,722 in goods. For the period from July 1999 through September, 1999 orders were approximately $1,091,440 and shipments exceeded $823,611.

The UPS/PLC technology is being maintained, at a subsistence level. The Company is not taking any orders for the UPS/PLC products, is not shipping any UPS/PLC products, and is evaluating various options to realize value from the UPS/PLC products and technology.

5.       FINANCIAL ANALYSIS AND LIQUIDATION ANALYSIS

         5.1      FINANCIAL ANALYSIS.

         CORE BUSINESS. The Debtors have a solid, high margin base business in various power supply segments. Each of these, albeit directed at somewhat different applications, comprise technology and knowledge which is similar. These core product lines include:

         LINEAR POWER SUPPLIES - Regulated linear DC power supplies are PDI's original product line. There are two general classes of these products. The first consists of supplies sold to universities, government and commercial research facilities primarily comprising multiple output bench top products. The second includes a host of specialized base products which can be adapted and customized to provide OEM customers with solutions to their needs.

         PDI's standard catalog product line includes all of the following:

         ------------------------- --------------------------------- ---------------------------------------
                  AC to DC                  Switchers                *        Linears
         ------------------------- --------------------------------- ---------------------------------------
                  DC to DC                  UL/CSA approval                   Single/Multiple Output
         ------------------------- --------------------------------- ---------------------------------------
                  High/Lo
         ------------------------- --------------------------------- ---------------------------------------

         ------------------------- --------------------------------- ---------------------------------------
                   Voltage                  High Stability                          Low Noise

         ------------------------- --------------------------------- ---------------------------------------

         PDI also markets an innovative approach to linear technology. This feature, called UNIPLY, is a patented wide range constant power source technology. UNIPLY provides higher current at low voltages and higher voltage at low currents, eliminating the need for a multitude of power supplies.

         These products carry relatively high gross margins, in the 55% range, with the cost of materials as low as 20% on selected products. The line is mature and is generally considered a cash generator for PDI.

         VARIAC AUTO TRANSFORMER - The VARIAC Autotransformer line, part of the acquired assets, produces wire wound transformers, in the two (2) to fifty (50) ampere range, with continuously variable output voltage control. The name "VARIAC" is well known in the industry and has become, in the autotransformer world, what Kleenex is to tissue paper. No other autotransformer has a similar name recognition or reputation for reliability.

         VARIAC'S product design has been proven worldwide as a superior voltage regulator for control of motor speeds, heat output, light intensity and other variable power needs. These products have been sold through a relatively neglected stocking distributor network to government related sub-contractors and US OEMs. PDIXF has no representation overseas.

         The line has lower margins and a relatively high material cost, in the 50% range. The trade name, however, is of major value in the marketplace.

         COTS/MILITARY POWER SUPPLY - This line consists of Mil-Qualified AC-DC and DC-DC, switching and linear power supplies in capacities from 5 to 450 watts. Applications range from ground base test equipment, to main frame computers, to battery charging duty on the space shuttle. Programmable AC-DC power supplies and sine wave inverters are also part of the line. The line is known for its durability and ruggedness. Most of the currently active products consist of high-margin, military replacement applications, as opposed to new programs which require substantial new investment.

         Over the course of the last four (4) years, there has been little or no investment in this product area, resulting in a diminishing presence in the marketplace. A major part of the Debtor's strategy involves creating products for this market with are COTS, i.e. commercial off-the-shelf. More and more of the previously specialized and overly engineered products which the military purchased are now being moved into the COTS arena, thereby making the product less specialized and more marketable into a variety of applications.

         5.2      MARKET POSITION/COMPETITION.

         LINEAR POWER SUPPLIES - PDI expects the market for its catalog line and OEM power supply products to grow over the next few years primarily as a result of an increased marketing and sales effort, and to a lesser degree because of the improving economic climate. The general market for bench top products is estimated domestically at $100 million per year, while the OEM market for the traditional Power Designs technology is somewhat less than $500 million. Although neither of these are high growth markets, their maturity, in conjunction with their relatively small size, allows for high margins. With a host of smaller competitors, there are no behemoths attempting to penetrate this segment.

         It is anticipated that sales will increase to $1.0 million per year over the next twelve months and then grow 15% to 20% per year, with demand primarily coming from the commercial and industrial OEM areas.

         The linear power supply business competes with numerous companies, including Kepco, Hewlett Packard, Bertran and Fluke. Power Design's long history has allowed it to nurture a very loyal mature customer base. Since the market for these products is well established and diversified, direct competition at current sales levels is limited. The active customer base often contacts PDI first for customer power product needs.

         VARIAC AUTO TRANSFORMER - The Autotransformer line has a well known trademark name along with an established core of long term customers. This market segment is very mature, and consequently, does not provide significant growth potential with the existing product base. It is estimated that the domestic market for VARIAC type products is approximately $50 million per year. The essence of the value in this line is closely related to the trade name VARIAC. Penril's failure to invest resources in the line has been a major contributor to its decrease in sales volume over the years. The Debtors believe that the trade name will be a benefit not only in enhancing sales of the autotransformer line, but also in marketing other products.

         The VARIAC products operate in a relatively competitive commercial market but have an established reputation which tends to pull product through the channel. Since nearly all of these products are sold through distribution, trade name awareness is very critical to sales growth. The Company intends to substantially improve distributor and end user awareness as part of its overall marketing campaign.

         COTS/MILITARY POWER SUPPLY - The market for the ruggedized mil-spec products has fallen with changes in military spending priorities. Although there is a general perception in the US that nearly all programs have been reduced, the reality is that major retrofit and upgrade programs are not seeing significant reductions. Rather, there is a dearth of requirements for totally new designs. Consequently, these products, which have a rich history in many of the military's existing platforms, are in demand.

         Taking these products from specialized assemblies to more commercial specifications also provides enhanced opportunities for sales. This is the essence of COTS. As the military moves more toward using readily available offerings in its applications, the Debtors are able to use similar products in multiple market segments.

         The volume of this niche is not readily definable, but is estimated to be several hundred million dollars per year.

         The thirty-seven (37) year history of this line encompasses literally thousands of proprietary designs for which there are no satisfactory alternatives. The military has a continual need to buy additional older systems because of the significant reduction in military spending which occurred in the late 1980s and the constant need for repair and spare units. This segment has been a substantial cash generator with high margins, minimal additional engineering and design requirements, and captive market position.

         There are new opportunities for similarly rugged designs in both the military and the commercial environment, where adverse environmental conditions are a problem. The Company, having competed effectively in this arena in the past, will begin a targeted approach to capture more new business in both the military and commercial side, with an emphasis on COTS types of products, i.e. products which are more generally considered commercial but which meet a higher design specification criteria.

         5.3 UPS/PLC. The Debtors have continued to maintain the UPS technology. The Debtors are currently exploring various alternatives with respect to the UPS technology including possible joint ventures with third parties for the manufacture and sale of the UPS products.

         5.4      LIQUIDATION ANALYSIS.

         The Plan cannot be confirmed unless it is in the "best interest" of creditors and Equity Interest holders. The "best interest" test is satisfied if the Plan provides to each dissenting or non-voting member of each impaired class a recovery no less than the recovery such member would receive if the Debtors were liquidated in a hypothetical Chapter 7 liquidation case.

         The Debtors have estimated the amounts that would be paid to holders of Allowed Claims in a hypothetical Chapter 7 liquidation. The liquidation analysis in EXHIBIT C estimates values which may be available to holders of Claims if the Debtors' assets were sold in a hypothetical Chapter 7 liquidation. In liquidation, no creditor or equity interest holder will receive any money except Inverness.

6.       SUBSTANTIVE CONSOLIDATION/MERGER

         The Debtors believe that the combination of PDI and PDIXF provides more overall value to the Creditors than each of the Debtors could provide as stand-alone entities. The shared economies of sale cannot be overlooked. PDI is responsible for approximately fifteen percent (15%) of total contribution to the combined operation. If PDI were considered a stand-alone entity, it would have to incur significant fixed costs and overhead to maintain its business. Combining the two debtors into PDI, the public company is also important because, as a public company, the Reorganized PDI Common Stock should trade at higher multiples than PDIXF's non-public stock.

7.       DESIGNATION OF CLASSES OF CLAIMS AND EQUITY INTERESTS

         All Claims against and Equity Interests in the Debtors, of whatever nature, whether or not scheduled, liquidated or unliquidated, absolute or contingent, including all Claims arising from transactions with either of the Debtors and all Equity Interests arising from the ownership of the stock of either of the Debtors, whether resulting in an Allowed Claim or not, shall be bound by the provisions of this Plan. The Claims and Equity Interests are classified as follows:

         CLASS 1.  The Allowed Secured Claims of Inverness.

         CLASS 1A. Allowed Secured Claim of Inverness against PDI. CLASS 1B. Allowed Secured Claim of Inverness against PDIXF.

         CLASS 2.  The Allowed Claim of Hayes.

         CLASS 2A.  The Allowed Claim of Hayes against PDI.
         CLASS 2B.  The Allowed Claim of Hayes against PDIXF.

         CLASS 3.  Allowed Employee Priority Claims.

         CLASS 4.  Allowed Unsecured Claims.

         CLASS 4A.  Allowed Unsecured Claims against PDI.

         CLASS 4B.  Allowed Unsecured Claims against PDIXF.
         CLASS 5.  Allowed Equity Interests in PDI.

         CLASS 6.  Allowed Equity Interest in PDIXF.

8.       IDENTIFICATION OF IMPAIRED CLASSES OF CLAIMS AND EQUITY INTERESTS

         8.1 IMPAIRED CLASSES OF CLAIMS . All Classes of Claims are impaired under the Plan.

         8.2 IMPAIRED CLASSES OF EQUITY INTERESTS. All Classes of Equity Interests are impaired under the Plan.

         8.3 IMPAIRMENT CONTROVERSIES. If a controversy arises as to whether any Claim or Equity Interest, or any Class of Claims or of Equity Interests, are impaired under the Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversies.

         8.4. SPECIAL NOTE CONCERNING VOTING ON PLAN. If the Consolidation Motion is granted prior to Confirmation, voting on the Plan will be conducted by combining the subclasses within each class. For example, Class 1A and Class 1B will be considered a single Class: Class 1. On the other hand, if the Consolidation Motion is not granted prior to Confirmation, each subclass will be considered a separate class for voting purposes. For example, Class 4A and Class 4B will be considered separate and distinct classes for voting purposes.

9.       TREATMENT OF CLAIMS AND EQUITY INTERESTS UNDER THE PLAN

         9.1 CLASS 1 (INCLUDING CLASS 1A AND CLASS 1B). Inverness has made substantial concessions in order to facilitate the reorganization effected by the Plan. On the Effective Date, Inverness shall receive in satisfaction of its Allowed Secured Claims, the following:

         (a)  Inverness Secured Note; and

         (b) that number of shares of Reorganized PDI Common Stock equal to 2,000,000 x .499 (the "Inverness Percentage").

         The Inverness Secured Note shall be in the original principal amount of $1,800,000 and provide for monthly payments of interest only, payable in arrears at the rate of ten percent (10%) per annum for each month during the term hereof with the outstanding principal and interest due and payable in full on the second anniversary of the Effective Date of the Plan. The Inverness Secured Note shall be secured by a lien on all of the assets of Reorganized PDI senior to all other liens except any lien granted to secure the Working Capital Note.

         9.2 CLASS 2 (INCLUDING CLASS 2A AND CLASS 2B). As a consequence of undisclosed warrantee liabilities which the Debtors unknowingly assumed in the acquisition of the UPS technology from Hayes in 1996, the Debtors have substantial offsets to the unpaid purchase money financing which Hayes provided as part of the acquisition. The Debtors believe that after deducting those offsets, the Claim of Hayes would total $150,000. Confirmation of the Plan shall irrevocably reduce the allowed amount of the Claim of Hayes to $150,000

         On the Effective Date, Hayes shall receive in full satisfaction of its Allowed Claims, the following:

         (a) the Hayes Unsecured Note in the principal amount of $150,000 payable in two (2) years at a fixed interest rate of ten percent (10%) per annum, with the outstanding principal and interest due and payable in full on the second anniversary of the Effective Date of the Plan; and

         (b) that number of shares of Reorganized PDI Common Stock to be determined by the inclusion of Hayes in Class 4A, with an imputed Allowed Unsecured Claim in said class of $150,000 (done solely for purposes of determining the number of shares). Notwithstanding the foregoing, Hayes shall not retain an Allowed Unsecured Claim for any other purposes, including without limitation, the annual conditional payment to be paid to holders of Allowed Unsecured Claims in Class 4A.

         The Hayes Unsecured Note shall be subordinate to the Working Capital Note and Inverness Secured Note.

         9.3 CLASS 3. Holders of Allowed Employee Priority Claims shall receive the full amount of their Allowed Employee Priority Claims in eight (8) equal monthly payments, together with interest at the rate of seven percent (7%) per annum. As of the Petition Date,

Employee Priority Claims (including related taxes) were approximately $109,554. A portion of this amount has been paid pursuant to an order of the Bankruptcy Court. Currently, there is approximately $20,664 owed to the holders of Allowed Employee Priority Claims.

         9.4 CLASS 4A. Subject to Section 10.2 of the Plan, on the Effective Date, the holders of Allowed Unsecured Claims in Class 4A shall receive their Pro Rata Share of that number of Reorganized PDI Common Stock equal to 50.1% of 2,000,000 shares. There will be 1,002,000 shares distributed pro rata to the holders of Allowed Unsecured Claims.

         In addition to the foregoing, except with respect to Hayes, holders of Allowed Claims in Class 4A shall also be entitled to an annual conditional payment equal to 10% of one-half of the face amount of their Allowed Claims, payable (without interest) only to the extent that Reorganized PDI's free cash flow (net income, plus depreciation, plus amortization, less capital expense, less payments pursuant to the Plan) is greater than $400,000.00 in any fiscal year unless there is a payment default on the Inverness Secured Note, in which event the conditional payment may not be made until the default is cured. For purposes hereof, "capital expenses" shall not be deemed to include the purchase of any equipment that involves either lease or other purchase financing for which the Company's cash flow is only reduced by future monthly payments. If Reorganized PDI's free cash flow, as set forth above, in excess of $400,000.00 in any fiscal year, is insufficient to make the conditional payment, then such conditional payment shall be accrued. No conditional payment or accrual, however, shall occur within six (6) months after the Effective Date of the Plan, nor shall a conditional payment ever be accrued which exceeds twenty percent (20%) of one-half of the face amount of such Allowed Claims. To the extent that the accrued conditional payment would exceed twenty percent (20%) of one-half of the face amount of such Allowed Claims, entitlement to such amount in excess of twenty percent (20%) of one-half of the face amount of such Allowed Claim shall be permanently waived. The terms and conditions of the conditional payment and its termination events are more fully set forth on Exhibit 6.4A of the Plan ("Conditional Distribution Agreement").

         9.5 CLASS 4B. Subject to Section 10.2 of the Plan, on the Effective Date the holders of Allowed Claims in Class 4B shall receive a one-time payment of five percent (5%) of the amount of their Allowed Claims in complete and full satisfaction of their Claims.

         9.6 CLASS 5. All Equity Interests in Power Design, Inc. shall be deemed canceled as of the Effective Date and holders of such Equity Interests shall not receive any distribution on account of such Equity Interests.

         9.7 CLASS 6. All Equity Interests in PDIXF Acquisition Corporation shall be deemed canceled as of the Effective Date and holders of such Equity Interests shall not receive any distribution on account of such Equity Interests.

         9.8 The Reorganized PDI reserves the right, through and including one hundred (120) days after the Effective Date, to review and if it deems appropriate, to object, contest or otherwise challenge any Claim against PDI and/or PDIXF, including whether such Claim should properly be treated as a claim of PDI and/or whether a PDIXF Claim should properly be treated as a Claim of PDI.

         CREDITORS ARE ADVISED TO REVIEW THE PLAN IN ITS ENTIRETY FOR A DETAILED DESCRIPTION OF THE PROPOSED TREATMENT OF THE VARIOUS CLASSES IN THE PLAN. CREDITORS ARE FURTHER URGED TO CONSULT WITH THEIR RESPECTIVE LEGAL COUNSEL AND OTHER PROFESSIONAL ADVISORS CONCERNING THE PLAN AND ANY TAX RAMIFICATIONS TO THE CREDITORS AS A RESULT OF THE PLAN.

10.      ADMINISTRATIVE AND PRIORITY TAX CLAIMS

         The following section summarizes the treatment of administrative and priority tax claims:

         (a.) ADMINISTRATIVE CLAIMS. Administrative Claims, which have not been paid prior to the Effective Date shall be paid in full in Cash on the Effective Date (or, if later, the date on which any such Administrative Claim is allowed by a Final Order of the Bankruptcy Court), or upon such terms as otherwise agreed between the Debtors or Reorganized PDI and the holder of such Administrative Claim. Administrative Claims include claims of professionals employed by order of the Bankruptcy Court, certain post-petition employee claims and any unpaid fees due under 28 U.S.C. section 1930. Professionals employed pursuant to Sections 327 and 1102 of the Bankruptcy Code, and any other person who may be entitled to reimbursement of expenses or allowance of fees pursuant to Sections 503(b)(2) through 503(b)(6) of the Code, shall file final applications for allowance and payment of compensation and expenses not later than twenty (20) days after the Effective Date. Each such professional or person shall be paid, in Cash, the full amount awarded to such professional or person by the Bankruptcy Court after notice and a hearing, within 10 days after the date on which an Order allowing such claims, fees and/or disbursements becomes a Final Order. All post petition payables and other ordinary course expenses will be paid in the ordinary course of business as agreed between the Reorganized PDI and the vendor.

         (B) POSTPETITION DIRECTOR LOANS. All postpetition financing of PDI and/or PDIXF approved by the Court prior to confirmation shall be paid, in cash, the full amount, including any accrued interest, on the Effective Date.

         (C) PRIORITY TAX CLAIMS. Allowed Priority Tax Claims shall be paid by Reorganized PDI in its sole discretion in Cash and in full on the Effective Date or in equal quarterly payments beginning on April 1, 2000 and continuing thereafter for twenty (20) additional quarters (payments shall be made on January 1, April 1, July 1 and October 1). The deferred payments on Allowed Priority Tax Claims shall bear interest at a fixed rate of seven percent (7%) per annum.

Currently there is approximately $15,946 owed to the holders of Allowed Priority Tax Claims. Claims asserted by various taxing authorities for periods prior to the First PDI Bankruptcy are not considered Allowed Priority Tax Claims but shall be conclusively deemed Unsecured Claims and will be treated as Allowed Unsecured Claims.

11.      MEANS FOR EXECUTION AND IMPLEMENTATION

         11.1 FUNDING OF PAYMENTS REQUIRED UNDER THE PLAN. The payments required under the Plan will be made from Cash accumulated by Debtors from the Petition Date to the Effective Date and the proceeds available under the Working Capital Note.

12.      SECURITIES LAW CONSEQUENCES

         12.1     SECURITIES LAW CONSEQUENCES.

         The issuance of the Reorganized PDI Common Stock under the Plan raises certain securities law issues under the Bankruptcy Code and Federal and State securities laws, which are discussed in this section. This section should not be considered applicable to all situations. Creditors should consult their own securities advisors to discuss their particular facts and circumstances with respect to the transfer of the Reorganized PDI Common Stock.

         12.2     INITIAL ISSUANCE OF REORGANIZED PDI COMMON STOCK.

         Section 1145 of the Code provides that the securities registration and/or qualification requirements of federal and state securities laws do not apply to the offer or sale of stock, warrants or other securities by a debtor or its successor if the offer or sale occurs under a plan of reorganization and the securities are transferred in exchange (or principally in exchange) for a Claim against or Equity Interest in the Debtors. Accordingly, the initial issuance of the Reorganized PDI Common Stock will be exempt from the registration and/or qualification requirements of federal and state law under Section 1145 of the Code.

         Reorganized PDI will succeed to PDI's reporting obligations under the Exchange Act by virtue of its being a "successor issuer" (within the meaning of SEC Rule 12(g)3 under the Exchange Act) with more than 300 shareholders of record. Although Reorganized PDI remains registered under the Exchange Act by virtue of the number of holders of Reorganized PDI Common Stock, and thereby fulfills the "Current Public Information" requirements of SEC Rule 144(c), the holders of Reorganized PDI Common Stock will nevertheless remain subject to the restrictions on transfer set forth in the New Charter until and unless the New Charter is amended to eliminate such restrictions.

         12.3     RESALE OF REORGANIZED PDI COMMON STOCK.

         Until and unless the New Charter is amended to provide otherwise, any resale of the Reorganized PDI Common Stock will be subject to the restrictions on transferability contained in the New Charter.

         Any person who is not an "underwriter" under Section 1145 of the Bankruptcy Code or an "affiliate" under SEC Rule 144 and who resells Reorganized PDI Common Stock need not comply with the registration requirements of the Securities Act or seek an exemption therefrom, although such person remains subject to the restrictions on transfer imposed by the New Charter until and unless it is amended to provide otherwise. The term "underwriter", as used in
Section 1145, includes four categories of persons, which are referred to herein as "controlling persons", "accumulators", "distributors" and "syndicators." The treatment of the four types of underwriters, and the treatment of "dealers," are discussed below:

         (a)      CONTROLLING PERSONS.

                  "CONTROLLING PERSONS" are persons who, after the Effective Date, have the power, whether direct or indirect and whether formal or informal, to control the management and policies of Reorganized PDI. Whether a person has such power is a question of fact which depends on certain factors, including the person's equity in Reorganized PDI relative to other equity holders, and whether the person, acting alone or in concert with others, has a contractual or other relationship giving that person power over management policies and decisions.

                  If any stockholder's ownership percentage of Reorganized PDI Common Stock calculated in this manner is between one percent (1%) and ten percent (10%), that stockholder may be deemed to be in a control relationship with Reorganized PDI, depending upon the facts and circumstances of its particular situation. Any such stockholder should seek the advice of its own counsel before reselling any Reorganized PDI Common Stock. To the best of the Debtors' knowledge, the only person who will hold greater than ten percent (10%) of the Reorganized PDI Common Stock is Inverness, which will hold approximately 49.9%. Controlling persons are permitted to resell or otherwise dispose of Reorganized PDI Common Stock only by complying with the registration requirements of the Securities Act and State "blue sky" laws or an exemption therefrom.

         (b)      ACCUMULATORS AND DISTRIBUTORS

                  "ACCUMULATORS" are persons who purchase Claims against the Debtors with a view to distribution of any Reorganized PDI Common Stock to be received under the Plan in exchange for the Claim purchased by the Accumulator. "DISTRIBUTORS" are persons who offer to sell Reorganized PDI Common Stock for the holders of Reorganized PDI Common Stock. In prior bankruptcy cases, the SEC staff has taken the position that resales by accumulators and distributors of securities distributed under a plan are exempt from the registration requirements of the Securities Act if made in "ordinary trading transactions."

         (c)      SYNDICATORS

                  "SYNDICATORS" are persons who offer to buy Reorganized PDI Common Stock from the holders with a view to distribution, under an agreement made in connection with the Plan, upon consummation of the Plan or with the offer or sale of Reorganized PDI Common Stock under the Plan. The Debtors are not aware of any arrangements for the resale of Reorganized PDI Common Stock which would make any person a Syndicator.

         (d)      DEALERS

                  "DEALERS" are persons who engage either for all or part of their time, directly or indirectly, as agents, brokers, or principals, in the business of offering, buying, selling or otherwise dealing or trading in securities. If the Reorganized PDI Common Stock becomes publicly traded after the Effective Date, Section 4(3) of the Securities Act will exempt transactions in the Reorganized PDI Common Stock by Dealers taking place more than 40 days after the Effective Date.

         EACH RECIPIENT OF REORGANIZED PDI COMMON STOCK SHOULD SATISFY ITSELF THROUGH CONSULTATION WITH ITS OWN LEGAL ADVISORS AS TO WHETHER OR NOT RESALES OR OTHER TRANSACTIONS IN REORGANIZED PDI COMMON STOCK ARE LAWFUL UNDER FEDERAL AND STATE SECURITIES LAWS.

         THE DEBTORS HAVE NOT SOUGHT A "NO-ACTION" LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION WITH RESPECT TO ANY MATTER DISCUSSED HEREIN.

         THIS DISCLOSURE STATEMENT HAS NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE STATEMENTS CONTAINED HEREIN.

         12.4     REPORTING; LISTING.

         After the Merger, Reorganized PDI will continue to be publicly traded on NASDAQ Bulletin Board, and bid and ask price quotations with respect to sales of the Reorganized PDI Common Stock in the public market will be available. However, because of the restrictions on transferability found in the New Charter, private sales of the Reorganized PDI Common Stock will also be restricted.

         As long as the Reorganized PDI Common Stock is held of record by at least 300 persons, Reorganized PDI will be required to register the Reorganized PDI Common Stock under Section 12(g) of the Exchange Act and comply with the reporting requirements of the Exchange Act. Under those requirements, Reorganized PDI will file with the SEC annual reports on SEC Form 10-K, quarterly reports on SEC Form 10-Q, current reports on SEC Form 8-K proxy statements conforming to SEC Schedule 14A, and various other reports required by applicable laws and regulations.

         In addition, registration under the Exchange Act will mean that Reorganized PDI will be required to meet the "Current Public Information" requirements of SEC Rule 144(c), in order to make the exemption from registration under SEC Rule 144 available to certain holders of Reorganized PDI Common Stock who will be subject to restrictions on transfer imposed by the New Charter.

13.      TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

         (a) GENERAL ASSUMPTION AND ASSIGNMENT. All executory contracts and unexpired leases of PDI or PDIXF shall be assumed by Reorganized PDI upon entry of the Confirmation Order unless specifically rejected by order entered on or prior to the Confirmation Date or unless a motion to reject any such executory contract or unexpired lease is pending before the Bankruptcy Court on the Confirmation Date.

         (b) BAR TO REJECTION DAMAGES. If the rejection of an executory contract or unexpired lease by either of the Debtors results in damages to the other party or parties to such contract or lease, a Claim for such damages, if not previously evidenced by a filed proof of Claim or barred by a Final Order, shall be forever barred and shall not be enforceable against the Debtors or Reorganized PDI, or their properties or agents, successors, or assigns, unless a proof of Claim relating thereto is filed with the Bankruptcy Court within thirty
(30) days after the later of (i) the entry of a Final Order authorizing such rejection and (ii) the Confirmation Date, or within such shorter period as may be ordered by the Bankruptcy Court.

         (c) CURE OF DEFAULTS FOR EXECUTORY CONTRACTS AND UNEXPIRED LEASES. Each executory contract and unexpired lease to be assumed pursuant to the Plan shall be reinstated and rendered unimpaired in accordance with sections 1124(2) and 365(b)(1) of the Code. In connection therewith, Reorganized PDI obligated on each such contract and lease to be assumed pursuant to the Plan shall cure or provide adequate assurance that it will cure any monetary default (other than of the kind specified in section 365(b)(2) of the Bankruptcy Code), by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contract or unexpired lease may otherwise agree, compensate, or provide adequate assurance that the Reorganized PDI will promptly compensate, parties to such contract or lease for any actual pecuniary loss to such parties resulting from such default and provide adequate assurance of future performance under such contract or lease. In the event of a dispute regarding: (i) the amount of any cure payments, (ii) the ability of Reorganized PDI or any of its assignees to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (iii) any other matter pertaining to assumption, the cure payments or performance required by section 365(b)(1) of the

Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

14.      FEDERAL TAX CONSEQUENCES

         14.1 INTRODUCTION. The following discussion is a summary of certain of the more significant Federal Income tax consequences of the Plan to the Debtors and holders of Claims and Equity Interests. This discussion does not address the particular Federal Income Tax consequences that may be relevant to certain types of taxpayers subject to special treatment under the Federal Income Tax laws (such as Life Insurance companies, tax-exempt organizations and taxpayers who are not citizens or residents of the United States), nor does it discuss any aspect of state, local, foreign or other tax laws that may be applicable to particular taxpayers. The tax consequences to holders of Claims and Equity Interests may vary based on the individual circumstances of each holder. Moreover, the tax consequences of certain aspects of the Plan are uncertain due to the lack of applicable legal precedent and the possibility of changes in the law. No ruling has been sought or obtained from the Internal Revenue Service with respect to any of the tax aspects of the Plan, and no opinion of counsel has been requested or obtained by the proponents with respect to any such aspects. There can be no assurance that the Internal Revenue Service will not challenge any or all of the tax consequences of the Plan, or that such a challenge, if asserted, would not be sustained. Accordingly, each holder of a Claim or Equity

Interest treated by the Plan is strongly urged to consult with its own tax advisor regarding the federal, state and local tax consequences of the Plan.

         14.2.    TAX CONSEQUENCES TO THE DEBTOR.

         (a) CURRENT TAX ATTRIBUTES. The Debtors have substantial net operating loss carryovers ("NOLS") which may, in whole or part, be available to offset future income of Reorganized PDI. Other tax attributes of the Debtors which may exist, such as capital/loss carryovers and tax credit carryovers, are not material. The Plan contemplates that those tax attributes including NOLs, to the extent that they exist, will be preserved in Reorganized PDI.

                  The Debtors estimate that, as of September 30, 1999, the NOLs reportable on its federal income tax return (before giving effect to the Plan and any transactions contemplated thereby) should aggregate approximately $12,870,000.

                  Although the Debtors believe these estimates to be accurate, the amounts may be subject to review and disallowance upon audit by the IRS.

         (b) DISCHARGE OF INDEBTEDNESS. Under the Tax Code, a taxpayer must generally include in gross income the amount of any discharged indebtedness realized during the taxable year, except to the extent that the payment of such indebtedness would have given rise to a deduction. However, Tax Code Section 108 provides that, in a case under Chapter 11 of the Bankruptcy Code, where the discharge of indebtedness is granted by the Bankruptcy Court or pursuant to a plan approved by the Court, the amount of discharged indebtedness which would otherwise have been required to be included in the taxpayer's income will be applied instead to reduce certain tax attributes of the taxpayer, in the following order: NOLs; general business credit carryovers; capital loss carryovers; the basis of the taxpayer in depreciable property; and foreign tax credit carryovers. The satisfaction of Allowed Claims in Class 4A (Allowed Unsecured Claims against PDI) in exchange for the right to receive shares of Reorganized PDI will not result in discharge of indebtedness income but Reorganized PDI will be required to reduce its tax attributes by the difference between the amount of total claims in Class 4 less the fair market value of the Reorganized PDI Common Stock being exchanged with the holders of Allowed Class 4A Claims.

         (c)      UTILIZATION OF TAX ATTRIBUTES.

                  (i) TAX CODE SECTION 382. Section 382 of the Internal Revenue Code of 1986, as amended (Title 26, United States Code) ("TAX CODE"), establishes rules governing the availability of a corporation's NOLs after significant changes in the ownership of the corporation's stock. Tax Code
Section 382 provides that following an ownership change (defined below) in a corporation having NOLs (a "LOSS CORPORATION"), the amount of the loss corporation's annual taxable income that may be offset by its NOLs cannot exceed an amount equal to the value of the loss corporation immediately before the ownership change multiplied by the long-term tax-exempt rate, which is published monthly by the IRS. Because NOLs expire if not utilized within fifteen (15) years, such an annual limitation could have the effect of eliminating a significant portion of a loss corporation's NOL.

                  An "ownership change" within the meaning of Tax Code Section 382 ("OWNERSHIP CHANGE") occurs when the percentage of outstanding stock (determined on the basis of value) owned by one or more holders of at least five percent (5%) of such stock has increased by more than 50 percentage points from the lowest percentage of stock that was owned by such 5% shareholders at any time during the applicable "testing period." The testing period ordinarily is the three-year period which immediately precedes the date of testing. A person may be a 5% shareholder either directly through ownership of stock or other interest in a loss corporation or individually through ownership of stock or interests in other entities. In general, all shareholders holding less than 5% of the value of the loss corporation's stock are treated in the aggregate as a single 5% shareholder.

         An Ownership Change can occur as a result of, among other things, the purchase or sale of stock or options by a 5% shareholder, the issuance of stock or options (whether or not any particular shareholder holds 5% of the value of the loss corporation), or the redemption of stock or options by the loss corporation. For the purpose of determining whether an Ownership Change has occurred, options and instruments or rights that are similar to options, such as warrants and contingent rights to acquire stock, are deemed to have been exercised if such exercise would result in an Ownership Change.

                  Section 382 provides that, following an ownership change with respect to a "loss corporation" such as the Company, unless the Bankruptcy Exception (described below) applies, the amount of post-ownership change annual taxable income of the loss corporation that can be offset by the loss corporation's pre-ownership change NOL carryovers generally cannot exceed an amount equal to the value of the equity of the loss corporation immediately after the ownership change (subject to various adjustments) multiplied by a prescribed long-term tax exempt rate (the "Annual Limitation").

                  An exception (the "Bankruptcy Exception") to the general rules imposing a limitation on the ability to utilize losses after an ownership change is set forth in Section 382(1)(5) of the Tax Code. The Bankruptcy Exception applies if, immediately after an ownership change, shareholders and qualified creditors of the old loss corporation (E.G., the Company) own at least 50% of the stock of the new loss corporation (E.G., the Company post-Restructuring). Qualified creditors include creditors who held their claim at least 18 months before the filing of the chapter 11 case (or, if claims are held by the public, certain public creditors), ordinary course of business trade creditors and creditors who provided working capital financing.

                  If the Bankruptcy Exception applies (and no election is made by the loss corporation for such exception not to apply), the amount of pre-change NOL carryovers of the old loss corporation that may be carried to a post-change year are required to be reduced by the amount of the deductions for interest (including OID) paid or accrued on the indebtedness which was converted into stock pursuant to the chapter 11 case during (i) any taxable year ending during the three-year period preceding the taxable year in which the ownership change occurs or (ii) the portion of the taxable year ending on the change date, but only to the extent that such deductions generated an NOL for such year or other period. Moreover, if the Bankruptcy Exception applies (and no election is made for such exception not to apply), and a second ownership change occurs within a two-year period, the Annual Limitation following the second ownership change will be zero.

                  Based on its analysis of the transactions that will occur on the Effective Date, the Debtors intend to take the position that the Bankruptcy Exception will apply to the ownership change that the Debtors believe will occur as a result of the Plan. Moreover, assuming the Bankruptcy Exception does apply, the Company does not intend to elect for it not to apply. Accordingly, the Company believes that it will have in excess of $5,500,000 in NOLs available (after taking into account the reductions described above) not subject to an Annual Limitation.

                  To minimize the risk that future trading or transfers of shares of Reorganized PDI will result in an Ownership Change within the first two years following, the Plan imposes certain restrictions on the transferability of shares of Reorganized PDI Common Stock to be issued pursuant to the Plan. Although these restrictions on transferability will reduce the risk that an Ownership Change will occur for two years following the Effective Date, there can be no assurance that such an Ownership Change will not occur. Even with stock transfer restrictions in place, an Ownership Change could occur for various reasons including, among other things, changes in the ownership of stock (or other direct or indirect ownership interests) of entities which are holders of Reorganized PDI Common Stock.

                  (ii) TAX CODE SECTION 269. Notwithstanding a loss corporation's compliance with the rules described above, the IRS is authorized under Tax Code Section 269 to disallow any deduction, credit or other allowance (such as the use of NOLs) if control of a corporation was acquired principally for tax avoidance purposes. Under Tax Code Section 269, "CONTROL" is regarded as the ownership of stock possessing at least 50% of the total combined voting power or value of all classes of outstanding stock of the corporation.

                  The existence of a principal tax avoidance motive by persons acquiring control of a corporation is primarily a question of fact. Moreover, Tax Code Section 269 gives the IRS considerable power to challenge transactions involving NOLs. The Plan, however, does not contemplate or provide for the acquisition by a person or entity of "control" of Reorganized PDI (within the meaning of Tax Code Section 269) as a result of the confirmation of the Plan and the incorporation of Reorganized PDI.

                  Should a person or entity subsequently acquire control of Reorganized PDI, there can be no assurance that the IRS will not later challenge the utilization by Reorganized PDI of the NOLs preserved by the Plan on the basis of Tax Code Section 269. There also is no guarantee that any such challenge, if asserted, would not be sustained.

         (d) TAX CONSEQUENCES OF THE MERGER. For federal income tax purposes, the Merger of PDIXF into PDI pursuant to the Plan will constitute a "reorganization" within the meaning of Tax Code Section 368(a)(I)(F). As such, no gain or loss will be recognized by PDIXF or Reorganized PDI. Further, the Merger will not result in any limitation on the ability of Reorganized PDI to carry forward any of its NOLs.

         14.3. TAX CONSEQUENCES TO CREDITORS. The tax consequences of the confirmation and implementation of the Plan to any particular Creditor will depend mainly on whether that Creditor's Claim constitutes a "security" for federal income tax purposes (referred to as "TAX SECURITIES"). The determination of whether a Claim constitutes a Tax Security depends on the facts and circumstances surrounding the origin and nature of the Claim and its maturity date.

Generally, claims arising out of the extension of trade credit have been held not to be Tax Securities. Instruments with terms of five years or less also rarely qualify as Tax Securities.

         (a) CLAIMS CONSTITUTING TAX SECURITIES. Tax Code Section 354 generally provides for the non-recognition of gain or loss by holders of Tax Securities of a corporation who exchange their Tax Securities solely for new stock pursuant to a tax-free reorganization. A Creditor would recognize gain, however, upon the receipt of Reorganized PDI Common Stock and cash from the Creditor Trust, the fair market value of which exceeds the tax basis of the Claim of such Creditor. The amount of gain, IF ANY, that would be required to be recognized is the lesser of (i) the excess, if any, of the cash and the fair market value of the Reorganized PDI Common Stock received over the tax basis of the Creditor in its Claim (other than any Claim in respect of accrued interest), or (ii) the amount of such cash.

         (b) CLAIMS NOT CONSTITUTING TAX SECURITIES. A holder of a Claim that does not constitute a Tax Security will recognize gain or loss upon the receipt of Reorganized PDI Common Stock measured by the difference between the amount realized and such holder's tax basis in the Claim. The amount realized will be the aggregate fair market value of the Reorganized PDI Common Stock distributed to such claimant (to the extent not allocable to interest).

         (c) RECEIPT OF INTEREST. A Creditor who, under its accounting method, was not required to include in income interest attributable to its Claim that is accrued but unpaid will be treated as having received ordinary interest income to the extent the consideration received is allocable to such interest. This treatment results whether or not the Creditor realizes an overall gain or loss as a result of the exchange of its existing Claim. A Creditor who had previously included in income accrued but unpaid interest attributable to its Claim will recognize a loss (generally deductible in full against ordinary income) to the extent such accrued but unpaid interest is not satisfied in full.

         For purposes of the above discussion, "accrued" interest means interest which was accrued while the underlying Claim was held by the Creditor.

                  14.4 IMPORTANCE OF OBTAINING PROFESSIONAL TAX ASSISTANCE. The preceding sections are intended only to be a summary and are not a substitute for careful tax planning with a tax professional. The federal, state and local tax consequences of the Plan are complex and, in some cases, uncertain. Such consequences may also vary based upon the individual circumstances of each holder of a Claim or Interest. Accordingly, each holder of a Claim or Interest is strongly urged to consult with its own tax advisor regarding the federal, state and local tax consequences of the Plan.

         15.      POST CONFIRMATION MANAGEMENT

                  15.1 BOARD OF DIRECTORS. Under the terms of the Plan, the Board of Directors of Reorganized PDI on the Effective Date will consist of seven persons, selected or designed as follows:

                  (a) MANAGEMENT DESIGNEE. Initially, Melvin Becker Vice President of Operations until a Chief Executive Officer ("CEO") is retained by Reorganized PDI. Thereafter, the CEO shall be the Management Designee.

                  (b) INVERNESS DESIGNEES. Two (2) people designated by Inverness, in its sole discretion.

                  (c) NOTEHOLDERS' DESIGNEE. Shannon LeRoy.

                  (d) BRIDGE NOTEHOLDERS' DESIGNEES. Raymond E. Joslin and Robert Dorfman.

                  (e)      DIRECTOR LOANHOLDERS' DESIGNEE.  Robert Sparacino.

         The re-election or replacement of directors shall be in accordance with the terms of that certain Shareholders Agreement attached as Exhibit 7.3 to the Plan and automatically made effective upon the Effective Date of the Plan.

                  (f)      DIRECTORS OF REORGANIZED PDI

         The following is a brief summary of the five known initial directors of Reorganized PDI.

The six and seventh directors will be selected by Inverness.

                  ROBERT R. SPARACINO. Mr. Sparacino was appointed as a Director of the Company on October 7, 1997. Mr. Sparacino has served as President of Sparacino Associates, a management and venture capital consulting firm specializing in high technology businesses since 1982, as a Director and Vice Chairman of Tristar Corporation since 1992 and as a Director of Concurrent Computer Corporation, a computer equipment manufacturer, from November, 1994 to November, 1997. Additionally, Mr. Sparacino has served in executive management positions with Xerox Corporation and General Motors Corporation. Mr. Sparacino holds a Doctoral Degree in Instrumentation from the Massachusetts Institute of Technology. Mr. Sparacino holds approximately two-thirds in amount of the Director Loan.

                  RAYMOND E. JOSLIN. Mr. Joslin was appointed as a Director of the Company on October 7, 1997. Mr. Joslin currently serves as a Director, and as Vice President and Group Head of the Entertainment & Syndication Group of Hearst Corporation. Mr. Joslin is also a Founding Director and Co-Chairman of Hearst/ABC Video Services, and serves as a Founding Director and Co-Chairman of each of the A&E Networks (which includes the History Channel) and Lifetime Television, which are 75% and 100% owned by Hearst/ABC Video Services, respectively. Mr. Joslin attended the Carnegie Institute of Technology and Harvard Business School and holds a Bachelor's Degree in Economics from Trinity College. Mr. Joslin directly or indirectly holds $200,000 of the Subordinated Bridge Notes.

                  SHANNON LEROY. Mr. LeRoy was appointed as a Director of the Company on October 7, 1997. Mr. LeRoy currently serves are President of Tennessee Business Investment, Inc., the general partner of Equitas, L.P., a licensed Small Business Investment Company. From 1984 to 1994, Mr. LeRoy served as Senior Vice President of First Union National Bank of Tennessee, where he managed commercial banking. Mr. LeRoy is a Director of HLM Design, Inc., an architectural and engineering firm, and Laure Beverage Company, Inc., a consumer beverage company. Mr. LeRoy holds a Bachelor of Arts degree from the University of North Carolina in Chapel Hill. Equitas, L.P. holds approximately $700,000 of the Subordinated Notes.

                  MELVIN BECKER. Mr. Becker has served as a Vice President of the Company since November, 1996. Mr. Becker has served as a Director of the Company since 1984, and served as President from January, 1984 to November, 1996, and as Vice President in charge of Manufacturing of the issuer from 1971 to 1979. Mr. Becker served as Vice President of Operations and as Executive Assistant to the President at Ferranti-Venus, a manufacturer of DC Power Supplies from March, 1979 to December, 1983. Mr. Becker holds a Bachelor's Degree in Electrical Engineering from the University of Miami.

                  ROBERT S. DORFMAN. Mr. Dorfman will become a Director upon the confirmation of the Company's bankruptcy case. He founder, owner and President of The Robert S. Dorfman Company which specializes in arranging financing for corporate clients, and also acts as a Manager of Crescent Capital. He is also the principal and President of Dorfman Securities, a registered NASD broker-dealer. Mr. Dorfman was formerly Managing Director -Business Development for Advest, Inc., a regional investment bank and brokerage firm and also held positions as Vice President of Corporate Finance at Berg & Co., and as a Banking Officer at National Westminster Bank, USA. Mr. Dorfman holds a Bachelor of Arts degree from Tufts University and a Master of Business Administration degree from Boston University. Crescent Capital hold $50,000 of the Bridge Notes.

         15.2 EXECUTIVE OFFICERS. The officers of Reorganized PDI will be appointed by the Board of Directors on or after the Effective Date. As provided by the Amended By-Laws, such officers will include, among others, a president and chief executive officer, a chief financial officer, and a secretary. To date, none of the officers has been selected. Anthony Intino serving as Chief Financial Officer and General Manager and Melvin Becker as Vice President of Operation and Secretary shall continue to serve as the senior management of Reorganized PDI until such time as the Board retains a permanent Chief Executive or Operating Officer and a Chief Financial Officer.

16.      POTENTIAL BANKRUPTCY CAUSES OF ACTION

         The Debtors are unaware of any significant bankruptcy causes of actions, including preferences, or fraudulent conveyances, which would provide additional proceeds for distribution to Creditors.

17.      VOTING PROCEDURES AND REQUIREMENTS

         17.1 BALLOTS AND VOTING DEADLINES - A ballot to be used for voting whether to accept or reject the Plan is enclosed with a copy of this Disclosure Statement and has been mailed to Creditors entitled to vote. BEFORE COMPLETING YOUR BALLOT, PLEASE READ CAREFULLY THE INSTRUCTION SHEET THAT ACCOMPANIES THE BALLOT.

         The Bankruptcy Court has directed that, in order to be counted for voting purposes, ballots for the acceptance or rejection of the Plan must be RECEIVED by the Debtors' counsel, Zeisler & Zeisler, P.C., 558 Clinton Avenue, Bridgeport, Connecticut 06605, Attention: James Berman, Esq., by no later than 5:00 p.m. on the date fixed by the Bankruptcy Court. General questions regarding the ballot may be referred to Attorney James Berman, Zeisler & Zeisler, P.C., 558 Clinton Avenue, Bridgeport, Connecticut 06605; (203)368-4234.

         17.2 PARTIES-IN-INTEREST ENTITLED TO VOTE - All creditors holding Allowed Claims are entitled to vote. Persons holding Allowed Equity Interests in Class 5 are deemed to have rejected the Plan because the Plan provides for no distributions to such holders.

         17.3 VOTE REQUIRED FOR CLASS ACCEPTANCE - The Code defines acceptance of a plan by class of claims as acceptance by holders of at least two-thirds in dollar amount, and more than one-half in number, of the claims of that class which actually casts ballots for acceptance or rejection of the Plan. Thus, class acceptance takes place only if at least two-thirds in amount and a majority in number of the holders of claims voting cast their ballots in favor of acceptance.

         17.4 SPECIAL NOTE CONCERNING VOTING ON PLAN. If the Consolidation Motion is granted prior to Confirmation, voting on the Plan will be conducted by combining the subclasses within each class. For example, Class 1A and Class 1B will be considered a single Class: Class 1. On the other hand, if the Consolidation Motion is not granted prior to Confirmation, each subclass will be considered a separate class for voting purposes. For example, Class 4A and Class 4B will be considered separate and distinct classes for voting purposes.

         18. CONFIRMATION OF THE PLAN

         Under the Code, the following steps must be taken to confirm the Plan:

         18.1 CONFIRMATION HEARING - Section 1128(a) of the Code requires the Bankruptcy Court, after notice, to hold a hearing on Confirmation of the Plan. By order of the Bankruptcy Court the confirmation hearing has been scheduled for the date listed in the order approving this Disclosure Statement, at the U.S. Courthouse, 915 Lafayette Boulevard, Bridgeport, Connecticut (the "Confirmation Hearing"). The Confirmation Hearing may be adjourned from time to time by the Bankruptcy Court without further notice except for an announcement made at the Confirmation Hearing or any adjournment thereof.

         Section 1128 (b) of the Code provides that any party-in-interest may object to confirmation of a plan. ANY OBJECTION TO CONFIRMATION OF THE PLAN MUST BE MADE IN WRITING AND FILED WITH THE BANKRUPTCY COURT AND SERVED UPON DEBTORS' COUNSEL, JAMES BERMAN, ESQ., ZEISLER & ZEISLER, P.C. 558 CLINTON AVENUE, BRIDGEPORT, CONNECTICUT 06605; INVERNESS' COUNSEL, MARK I. FISHMAN, ESQ., PEPE & HAZARD LLP, 30 JELLIFF LANE, SOUTHPORT, CONNECTICUT 06490; PDI CREDITOR'S COMMITTEE COUNSEL, ROBERT U. SATTIN, ESQ., REID AND RIEGE, P.C., ONE STATE STREET, HARTFORD, CONNECTICUT 06103; AND PDIXF CREDITOR'S COMMITTEE COUNSEL, BRIAN COURTNEY, ESQ., BROWN RUDNICK FREED & GESMER, 185 AYLUM STREET, HARTFORD, CONNECTICUT 06103, NO LATER THAN THE DATE LISTED IN THE ORDER APPROVING THIS DISCLOSURE STATEMENT. Objections to Confirmation of the Plan are governed by Rule 9014 F.R. Bankr.P.. UNLESS AN OBJECTION TO CONFIRMATION IS TIMELY SERVED AND FILED, IT WILL NOT BE CONSIDERED BY THE BANKRUPTCY COURT.

         18.2 REQUIREMENTS FOR CONFIRMATION OF THE PLAN - At the Confirmation Hearing, the Bankruptcy Court must determine whether the Code's requirements for confirmation of the Plan have been satisfied, in which event the Bankruptcy Court shall enter an order confirming the Plan. As set forth in section 1129 of the Code, these requirements are as follows:

                  (a) The plan complies with the applicable provisions of the Code.

                  (b) The proponent of the plan complies with the applicable provisions of the Code.

                  2(c) The plan has been proposed in good faith and not by any means forbidden by law.

                  (d) Any payment made or promised by the proponent, by the Debtors, or by a person issuing securities or acquiring property under the plan, for services or for costs and expenses in, or in connection with the case, or in connection with the plan and incident to the case, has been approved by, or is subject to the approval of the bankruptcy court as reasonable.

                  (e)  1. (a) The proponent of the plan has disclosed the
                              identity of affiliations of any individual proposed to serve, after confirmation of the plan, as a director, officer, or voting trustee of the debtor, an affiliate of the debtor participating in a joint plan with the debtor, or a successor to the debtor under the plan; and

                          (b) the appointment to, or continuance in such office
                              of such individual, is consistent with the interests of creditors and equity security holders and with public policy; and

                       2. the proponent of the plan has disclosed the identify of any insider that will be employed or retained by the reorganized debtor and the nature of any compensation for such insider.

                  (f) Any governmental regulatory commission with jurisdiction, after confirmation of the plan, over the rates of the debtor has approved any rate change provided for in the plan, or such rate change is expressly conditioned on such approval.

                  (g) With respect to each impaired class of claims or interest:

                       1.  each holder of a claim or interest of such class has

                          (a) accepted the plan; or

                          (b) will receive or retain under the plan on account
                              of such claim or interest property of a value, as of the effective date of the plan, that is not less than the amount that such holder would so receive or retain if the debtor were liquidated on such date under Chapter 7 of the Code on such date; or

                       2. if section 1111(b)(2) of the Code applies to the claims of such class, the holder of a claim of such class will receive or retain under the plan on account of such claim property of a value, as of the effective date of the plan, that is not less than the value of such holder's interest in the estate's interest in the property that secures such claims.

                  (h)      With respect to each class of claims or interests:

                       1.  such class has accepted the plan; or

                       2.  such class is not impaired under the plan.

                  (i) Except to the extent that the holder of a particular claim has agreed to a different treatment of such claim, the Plan provides that:

                       1.  with respect to a claim of a kind specified in
                           section 507(a) (1) or 501(a)(2) of the Code, on the effective date of the plan, the holder of such claim will receive on account of such claim equal to the allowed amount of such claim;

                       2. with respect to a class of claims of a kind specified in section 507(a)(3), 507(a)(4), 507(a)(5) or 507(a)
                           (6) of the Code each holder of a claim of such class will receive:

                          (a) if such class has accepted the plan, deferred cash
                              payments of a value, as of the effective date of the Plan, equal to the allowed amount of such claim; or

                          (b) if such class has not accepted the plan, cash on
                              the effective date of the plan equal to the allowed amount of such claim; and

                  (j)      with respect to a claim of a kind specified in
                           section 507(a) (7) of the Code, the holder of a claim will receive on account of such claim deferred cash payments, over a period not exceeding six (6) years after the date of such claim, of a value as of the effective date of the plan equal to the allowed amount of such claim.

                  (k) If a class of claims is impaired under the plan, at least one class of claims; that is impaired has accepted the plan, determined without including any acceptance of the plan by any insider holding a claim of such class.

                  (l) Confirmation of the plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the debtor or any successor to the debtor under the plan, unless such liquidation or reorganization is proposed in the plan.

                  (m) All fees payable under 28 U.S.C. section 1930, as determined by the bankruptcy court at the hearing on confirmation of the plan, have been paid or the plan provides for the payments of all such fees on the effective date of the plan.

                  (n) The plan provides for the continuation after its effective date of payment of all retiree benefits, as that term is defined in section 1114 of the Code, at the level established pursuant to subsection (3) (1)
                           (B) or (g) of section 1114, at any time prior to confirmation of the plan, for the duration of the period the debtor has obligated itself to provide such benefits.

         The Debtors believe that the Plan satisfies all the statutory requirements of Chapter 11 of the Code, that the Debtors have complied or will have complied with all the requirements of Chapter 11, and that the Plan is proposed in good faith. The Debtors submit that holders of all Allowed Claims impaired under the Plan will receive payments under the Plan having a present value as of the Effective Date not less than the amounts likely to be received if the Debtors were liquidated in a case under Chapter 7 of the Code. At the Confirmation Hearing the Bankruptcy Court will determine whether holders of Allowed Claims or allowed Equity Interests would receive greater distributions under the Plan than they would receive in a liquidation under Chapter 7.

         18.3 CRAMDOWN - The Bankruptcy Court may still confirm the Plan at the request of the Debtors, if, as to each impaired Class which is deemed to have rejected the Plan, the Bankruptcy Court determines that the Plan "does not discriminate unfairly" and is "fair and equitable" with respect to that Class. A plan of reorganization "does not discriminate unfairly" within the meaning of the Code if no Class receives more than it is legally entitled to receive for its Claims or Equity Interests.

         "Fair and equitable" has different meanings with respect to the treatment of Unsecured Claims and Equity Interests. As set forth in section 1129(b)(2) of the Code, those meanings are as follows:


                  (a) With respect to a class of unsecured claims:

                      1. the Plan provides that each holder of a claim of such class receive or retain on account of such claim property of a value, as of the effective date of the plan, equal to the allowed amount of such claims; or

                      2. the holder of any such claim or interest that is junior to the claims of such class will not receive or retain under the Plan on account of such junior claim or interest any property.

                  (b) With respect to a class of equity interests:

                      1. the plan provides that each holder of an interest of such class receive or retain on account of such interest property of a value, as of the effective date of the plan, equal to the greatest of the allowed amount of any fixed liquidation preference to which such holder is entitled, any fixed redemption price to which such holder is entitled or the value of such interest; or

                      2. the holder of any interest that is junior to the interest of such class will not receive or retain under the plan on account of such junior interest any property.

         The Bankruptcy Court will determine at the Confirmation Hearing whether the Plan is fair and equitable with respect to, and does not discriminate unfairly against, any rejecting impaired Class of Claims or Equity Interests. For the reasons set forth above, the Debtors believe the Plan does not discriminate unfairly against, and is fair and equitable with respect to each impaired Class of Claims or Equity Interests.


19. ALTERNATIVES TO THE PLAN

         LIQUIDATION OF DEBTORS. An orderly liquidation of the assets of each of the Debtors would net significantly less than the amounts due Inverness as a secured creditor. In a liquidation, unsecured creditors would receive nothing.


Dated this 24th day of November, 1999.

                                          POWER DESIGNS, INC.

                                          By: /s/ MELVIN BECKER
                                            -----------------------------------
                                              Melvin Becker
                                              Vice President

                                          PDIXF ACQUISITION CORPORATION

                                          By:  /s/ MELVIN BECKER
                                             ---------------------------------
                                               Melvin Becker
                                               Vice President

                                    EXHIBIT B

                              Liquidation Analysis



                                              Asset                  Book Value               Liquidation Value
                                                                (As of September 30, 1999)
-----------------------------------  -------------------------- -------------------------- ---------------------------
Power Designs, Inc                   Cash                              118,199.72                  118,199.72
-----------------------------------  -------------------------- -------------------------  --------------------------
                                     Partnership Investment             22,041.00                     0.00
------------------------------------ -------------------------- -------------------------- --------------------------
                                     Accounts Receivable(1)             18,184.50                   14,547.60
------------------------------------ -------------------------- -------------------------- --------------------------
                                     Mach. & Equipment                    0.00                        0.00
------------------------------------ -------------------------- -------------------------- --------------------------
                                     Inventory(2)                       66,788.22                   33,394.11
------------------------------------ -------------------------- -------------------------- --------------------------
          TOTAL                                                        225,213.44                  166,141.43
------------------------------------ -------------------------- -------------------------- --------------------------

------------------------------------ -------------------------- -------------------------- --------------------------
PDIXF
------------------------------------ -------------------------- -------------------------- --------------------------
                                     Accounts Receivable(1)            344,813.41                  275,850.72
------------------------------------ -------------------------- -------------------------- --------------------------
                                     Mach. & Equipment                 357,439.78                  255,710.00
------------------------------------ -------------------------- -------------------------- --------------------------
                                     Inventory(2)                      762,523.33                  381,261.66
------------------------------------ -------------------------- -------------------------- --------------------------
                                     UPS Technology                         0                       50,000.00
------------------------------------ -------------------------- -------------------------- --------------------------
        TOTAL                                                         1,464,776.52                 962,822.38
------------------------------------ -------------------------- -------------------------- --------------------------
GRAND TOTAL                                                           1,689,989.96                1,128,963.81
------------------------------------ -------------------------- -------------------------- --------------------------
Inverness Claim                                                       7,259,019.02                7,259,019.02
------------------------------------ -------------------------- -------------------------- --------------------------
VALUE TO OTHER CREDITORS                                                    0                           0
------------------------------------ -------------------------- -------------------------- --------------------------

(1) Receivables are valued at 80% of book value in liquidation.

(2) Inventory is valued at 50% of book value in liquidation

Any Net Operating Loss Carry Forward, which the Debtors may have, has no value in liquidation.